UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2007

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 27, 2007, the Compensation Committee of our board of directors approved the following executive and director compensation arrangements:

2006 Key Contributor Plan

The Compensation Committee approved awards of cash bonuses under the Company’s 2006 Key Contributor Bonus Plan. The awards were based upon individual performance in 2006 and the Company’s performance relative to certain financial goals for the year ended December 31, 2006. The performance factors and weightings for 2006 under the 2006 Key Contributor Plan were: fully diluted earnings per share, 33.3%; gross collections less expenses and capital expenditures, 33.3%; and collections on purchases prior to 2006 less impairments, 33.3%. The Compensation Committee approved the following payments under the 2006 Key Contributor Plan to the Named Executive Officers:

Brandon Black	$354,200
Paul Grinberg	$239,200
Robin Pruitt	$118,478
Ron Eckhardt	$117,875
George Brooker	$85,900

The Compensation Committee also approved a cash bonus award of $25,000 to Carl C. Gregory, III, who served as an executive officer until May 3, 2006 in the capacity of Vice Chairman. Mr. Gregory continues to serve as a director of the Company.

Named Executive Officer Salaries

The Compensation Committee approved a salary adjustment for Mr. Brooker in connection with his promotion to the position of Senior Vice President. Effective March 1, 2007, Mr. Brooker’s annual base salary will be $181,500. Salaries of the other Named Executive Officers remain unchanged from 2006 levels.

Director Compensation

The Compensation Committee approved a change to the director compensation received by Mr. Gregory. Effective March 1, 2007, Mr. Gregory will receive $10,000 per month in addition to the standard director retainer and per meeting fees as compensation for additional services in his capacity as director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: March 5, 2007	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President, Chief Financial Officer and Treasurer